EXHIBIT (a)(1)(x)

Email from Vice President, Human Resources to All Employees Eligible to participate in the Option Exchange Program, sent on Monday, December 6, 2004

On November 17, I informed you of our intention to commence an offer granting eligible employees an opportunity to exchange their outstanding options with exercise prices of $18 or higher for new replacement options to be issued under our 2000 Long-Term Incentive Plan. You are currently eligible to participate in this Option Exchange Program. On Friday, we mailed materials to your home containing important information on the Options Exchange Program, including the following documents:

•	An Offer to Exchange, which describes the Option Exchange Program

•	A blue Election Form (which includes a list of all of your stock options eligible to be exchanged) to be completed and returned to Human Resources if you elect to exchange options in the Options Exchange Program

•	A lavender Notice of Withdrawal to be completed and returned to Human Resources if you submit an Election Form but later wish to withdraw your election before the Options Exchange Program expires.

If you do not receive the packet of materials by Wednesday, December 8th or are missing any of the forms described above, please contact us at 914-345-STOK or email us at OptionsExchange@regeneron.com.

The Options Exchange Program is currently scheduled to expire at 6:00 p.m., Eastern Time, on Wednesday, January 5, 2005. If you wish to participate in the Options Exchange Program, you must submit a properly completed Election Form no later than 6:00 p.m. on January 5th. Remember, completion of the options exchange is subject to various conditions, including shareholder approval authorizing the Options Exchange Program.

The Options Exchange Program is an important, one-time opportunity. You need to decide whether it makes sense for you. Please take the time to review the Offer to Exchange and the related materials carefully. To assist you in understanding the Options Exchange Program, we included sample “questions and answers” in the Offer to Exchange, which may address some of the questions you have about the program.

We will also hold the following information sessions about the Options Exchange Program in Rensselaer and Tarrytown:

Rensselaer:

Dec. 9:
2:00pm Red Mill
5:00pm Red Mill
10:00pm Bldg. 81

Dec. 10t:

Noon Red Mill

2:00pm Red Mill

Tarrytown: (all in The Westchester Conference Room)

December 13

10:00 am and 2:00 pm

December 14

11:00 am and 3:00 pm

I strongly encourage you to attend one of these sessions and to call 914-345-STOK or email us at OptionsExchange@regeneron.com if you have questions that are not answered at the information session or in the Offer to Exchange. Please note that, while we will try to answer all relevant questions, no one at Regeneron can make any recommendation to you as to whether you should participate in the Option Exchange Program.

We have sent to eligible employees written materials, including an Offer to Exchange, describing in detail the terms, conditions and timing of, and procedures for participating in, the Option Exchange Program, and have filed those materials with the Securities and Exchange Commission (which can be accessed through its website at www.sec.gov). The Offer to Exchange is subject to various conditions, including shareholder approval of an amendment to the 2000 Plan expressly authorizing the Option Exchange Program. Eligible employees should read those materials carefully before deciding whether to tender their eligible options in the Offer to Exchange, because they contain important information about the Offer to Exchange. You should only rely on the information in the Offer to Exchange. Neither the Company nor our board of directors makes any recommendation as to whether you should tender some or all of your eligible options for exchange, nor have we authorized any person to make any representations or any such recommendation. You must make your own decision whether or not to tender your eligible options.

You may direct questions about the Offer to Exchange to our Human Resources Department, Option Exchange, by phone at (914) 345 STOK or to our internal e-mail address: OptionsExchange@regeneron.com.